Exhibit 99.1
One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FIRST-QUARTER 2017 GAAP-BASIS EPS OF $1.15, AND ROE OF 9.9%, AS BOTH INCREASED COMPARED TO THE FIRST-QUARTER OF 2016

1Q17 GAAP-BASIS REVENUE UP 7% COMPARED TO 1Q16,
REFLECTING 12% INCREASE IN FEE REVENUE

On an operating-basis, 1Q17 EPS was $1.21, up 23% compared to 1Q16, ROE of 10.4%, up 200 basis points, and revenue up 8%
Fee revenue up 12% and substantial operating leverage

Both GAAP and operating-basis results include a gain of $0.08 per share associated with sales of BFDS and IFDS; and a loss of $0.08 per share reflecting a modest repositioning of the investment portfolio for the current interest rate environment

Boston, MA ...April 26, 2017

In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, "These results reflect strong fee revenue growth, continued expense control and further progress across our strategic priorities, which in turn drove significant positive fee operating leverage, compared to 1Q16. We are seeing solid new business traction and continue to differentiate our capabilities by investing in our technology and systems. Assets under custody and administration increased 11% from 1Q16, reflecting stronger markets, improved client flows and the contribution of our new business wins over the past year, which benefited from our investments in solutions for clients’ most complex needs. SSGA also achieved strong revenue gains driven in part by the momentum in our ETF strategies, which are benefiting from investments in distribution and new products, such as SSGA’s SHE ETF launched last year to help drive gender diversity across corporate boards and management. We’re delighted by the response to Fearless Girl, representing the power of fulfilling this objective.”
Hooley concluded, “Our capital ratios are strong and we remain committed to our ROE objectives. We submitted our 2017 capital plan to the Federal Reserve and are well positioned to return capital through share repurchases and dividends."
1Q17 Highlights:

•	Business momentum: Asset servicing AUCA growth of 11% as compared to 1Q16 (4% growth compared to 4Q16). Asset management AUM growth of 12% as compared to 1Q16 (4% growth compared to 4Q16).

•
New business: New asset servicing mandates during 1Q17 totaled approximately $110 billion. Servicing assets remaining to be installed in future periods totaled approximately $375 billion. In our asset management business, net ETF inflows of $12 billion during 1Q17 continued to provide business momentum.

•	The acquired GEAM operations excluding merger and integration costs, have delivered accretive GAAP-basis earnings through the three quarters ended March 31, 2017, one quarter ahead of schedule.

•	Capital: Our estimated Basel III common equity tier 1 ratio as of March 31, 2017 was 11.2% and our estimated supplementary leverage ratio was 6.1%.

•
Return of capital to shareholders: 1Q17 we acquired common stock of approximately $523 million, including common shares received as part of the sale of BFDS/IFDS. In addition, we declared a quarterly common stock dividend of $0.38 per share in 1Q17.

1Q17 GAAP-basis and operating-basis results included the following notable items:

•	A pre-tax gain of $30 million, or after-tax gain of $31 million(1) (+$0.08 per share), related to the sale of BFDS/IFDS.

•
A pre-tax loss of $40 million, or after-tax loss of $32 million (-$0.08 per share), largely reflecting a modest repositioning of $2.7 billion of primarily agency MBS and U.S. treasuries in the investment portfolio for the current interest rate environment.

(1) An additional after-tax $12 million gain is expected to be recognized throughout the remainder of 2017 as a result of a lower effective tax rate.

1Q17 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q17	4Q16	Increase (Decrease)		1Q16	Increase (Decrease)
Total fee revenue	$2,198	$2,014	9.1%		$1,970	11.6%
Net interest income	510	514	(0.8)		512	(0.4)
Total revenue	2,668	2,530	5.5		2,484	7.4
Provision for loan losses	(2)	2	nm		4	nm
Total expenses	2,086	2,183	(4.4)		2,050	1.8
Net income available to common shareholders	446	557	(19.9)		319	39.8
Earnings per common share(1):
Diluted	1.15	1.43	(19.6)		0.79	45.6
Financial ratios:
Quarterly average total assets	219,209	232,999	(5.9)		223,623	(2.0)
Fee operating leverage(2)			1,358	bps		981	bps
Operating leverage(3)			989			565
Return on average common equity	9.9%	12.1%	(220)		6.8%	310

nm Not meaningful
(1) The 1Q17, 4Q16 and 1Q16 results included net after-tax charges of $12 million, $8 million and $62 million, respectively, or $0.03, $0.02 and $0.15 per share, respectively, primarily related to State Street Beacon.
(2) The financial ratio represents the rate of growth of total fee revenue less the rate of growth of expenses.
(3) The financial ratio represents the rate of growth of total revenue less the rate of growth of total expenses.
Operating-Basis (Non-GAAP) Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating-basis, as it believes this presentation supports additional meaningful analysis and comparisons of trends with respect to State Street's business operations from period to period, as well as information, such as capital ratios calculated under regulatory standards scheduled to be effective in the future or other standards, that management also uses in evaluating State Street’s business and activities. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in conformity with GAAP. Summary results presented on a GAAP-basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this News Release.
1Q17 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q17	4Q16	Increase (Decrease)		1Q16	Increase (Decrease)
Total fee revenue(1)	$2,268	$2,200	3.1%		$2,033	11.6%
Net interest income(2)	553	547	1.1		539	2.6
Total revenue(1)(2)	2,781	2,749	1.2		2,574	8.0
Provision for loan losses	(2)	2	nm		4	nm
Total expenses	2,057	2,143	(4.0)		1,943	5.9
Net income available to common shareholders	468	577	(18.9)		396	18.2
Earnings per common share:
Diluted Earnings per Share	1.21	1.48	(18.2)		0.98	23.5
Financial ratios:
Fee operating leverage(3)			710	bps		569	bps
Operating leverage(4)			517			217
Return on average common equity	10.4%	12.5%	(210)		8.4%	200

nm Not meaningful
(1) The 1Q17 operating-basis results include a pre-tax gain of approximately $30 million on the sale of State Street's interest in BFDS/IFDS, reflecting a change in our operating-basis presentation effective the first quarter of 2017 to include gains/losses on sales of businesses.
(2) Beginning in the first quarter of 2017, management will no longer present discount accretion associated with former conduit securities as an operating-basis adjustment. Therefore, first quarter 2017 GAAP and operating-basis results included $5 million of discount accretion.  In the first and fourth quarters of 2016, operating-basis net interest income excluded $15 million and $10 million of discount accretion, respectively, and such results have not been revised.
(3) The financial ratio represents the rate of growth of total operating-basis fee revenue less the rate of growth of operating-basis expenses.
(4) The financial ratio represents the rate of growth of total operating-basis revenue less the rate of growth of total operating-basis expenses.

The following table reconciles select 1Q17 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this News Release includes additional reconciliations.
1Q17 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$584	$446	$1.15
Tax-equivalent non-operating adjustments
Tax-advantaged investments (processing fees and other revenue)	70
Tax-exempt investment securities (net interest income)	43
Total	113
Other non-operating adjustments
Acquisition & restructuring costs (expenses)(1)	29	19.05
Effect on income tax of non-operating adjustments	—	3.01
Total	29	22.06
Operating-basis	$726	$468	$1.21

(1) Includes a pre-tax charge of $17 million ($12 million after tax or $0.03 per share) primarily related to State Street Beacon.

Selected Financial Information and Metrics
The tables below provide a summary of selected financial information and key ratios for the indicated periods. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.
The following table presents assets under custody and administration, assets under management, market indices and average foreign exchange rates for the periods indicated.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices and foreign exchange rates)	1Q17	4Q16	Increase (Decrease)	1Q16	Increase (Decrease)
Assets under custody and administration(1)(2)	$29,833	$28,771	3.7%	$26,943	10.7%
Assets under management(2)(3)	2,561	2,468	3.8	2,296	11.5
Market Indices(4):
S&P 500® daily average	2,326	2,185	6.5	1,951	19.2
MSCI EAFE® daily average	1,749	1,660	5.4	1,594	9.7
MSCI® Emerging Markets daily average	927	877	5.7	757	22.5
Barclays Capital Global Aggregate Bond Index® period-end	459	451	1.8	468	(1.9)
Average Foreign Exchange Rate (Euro vs. USD)	1.065	1.078	(1.2)	1.103	(3.4)
Average Foreign Exchange Rate (GBP vs. USD)	1.239	1.242	(0.2)	1.433	(13.5)

(1) Includes assets under custody of $22,505 billion, $21,725 billion and $20,788 billion, as of 1Q17, 4Q16 and 1Q16, respectively.
(2) As of period-end.
(3) Includes assets under management as part of the GEAM business acquired on July 1, 2016.
(4) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents 1Q17 activity in assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2016	$1,474	$378	$333	$126	$157	$2,468
Long-term institutional inflows(1)	71	22	—	12	8	113
Long-term institutional outflows(1)	(85)	(25)	—	(11)	(18)	(139)
Long-term institutional flows, net	(14)	(3)	—	1	(10)	(26)
ETF flows, net	10	1	—	—	1	12
Cash fund flows, net	—	—	3	—	—	3
Total flows, net	(4)	(2)	3	1	(9)	(11)
Market appreciation	81	2	(2)	3	4	88
Foreign exchange impact	8	3	1	2	2	16
Total market/foreign exchange impact	89	5	(1)	5	6	104
Balance as of March 31, 2017	$1,559	$381	$335	$132	$154	$2,561

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

Revenue
The following tables provide the components of our GAAP-basis and operating-basis revenue for the periods noted:

GAAP-Basis Revenue

(Dollars in millions)	1Q17	4Q16	Increase (Decrease)	1Q16	Increase (Decrease)
Servicing fees	$1,296	$1,289	0.5%	$1,242	4.3%
Management fees	382	361	5.8	270	41.5
Trading services revenue:
Foreign exchange trading	164	182	(9.9)	156	5.1
Brokerage and other fees	111	111	—	116	(4.3)
Total trading services revenue	275	293	(6.1)	272	1.1
Securities finance revenue	133	136	(2.2)	134	(0.7)
Processing fees and other revenue	112	(65)	nm	52	115.4
Total fee revenue	2,198	2,014	9.1	1,970	11.6
Net interest income	510	514	(0.8)	512	(0.4)
Gains (losses) related to investment securities, net	(40)	2	nm	2	nm
Total Revenue	$2,668	$2,530	5.5%	$2,484	7.4%
nm Not meaningful

Operating-Basis (Non-GAAP) Revenue

(Dollars in millions)	1Q17	4Q16	Increase (Decrease)	1Q16	Increase (Decrease)
Servicing fees	$1,296	$1,289	0.5%	$1,242	4.3%
Management fees	382	361	5.8	270	41.5
Trading services revenue:
Foreign exchange trading	164	182	(9.9)	156	5.1
Brokerage and other fees	111	111	—	116	(4.3)
Total trading services revenue	275	293	(6.1)	272	1.1
Securities finance revenue	133	136	(2.2)	134	(0.7)
Processing fees and other revenue(1)	182	121	50.4	115	58.3
Total fee revenue(1)	2,268	2,200	3.1	2,033	11.6
Net interest income(2)	553	547	1.1	539	2.6
Gains (losses) related to investment securities, net	(40)	2	nm	2	nm
Total Revenue(1)(2)	$2,781	$2,749	1.2%	$2,574	8.0%
nm Not meaningful
(1) The 1Q17 operating-basis results include a pre-tax gain of approximately $30 million on the sale of State Street's interest in BFDS/IFDS, reflecting a change in our operating-basis presentation effective the first quarter of 2017 to include gains/losses on sales of businesses.
(2) Beginning in the first quarter of 2017, management will no longer present discount accretion associated with former conduit securities as an operating-basis adjustment. Therefore, first quarter 2017 GAAP and operating-basis results included $5 million of discount accretion.  In the first and fourth quarters of 2016, operating-basis net interest income excluded $15 million and $10 million of discount accretion, respectively, and such results have not been revised.

The following highlights primary drivers of changes in our 1Q17 revenue for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.
Servicing fees increased from 1Q16, primarily due to higher global equity markets and net new business, partially offset by the stronger U.S. dollar and hedge fund outflows. Growth was strong in both the U.S. and Europe. Compared to 4Q16, servicing fees increased primarily due to higher global equity markets and new business.

Management fees increased from 1Q16 primarily due to an estimated $71 million from the acquired GEAM business, higher global equity markets and higher revenue-yielding ETF flows. Compared to 4Q16, management fees increased primarily due to higher global equity markets, net new business, and higher revenue-yielding ETF flows.
Foreign exchange trading revenue increased from 1Q16 reflecting higher volumes, partially offset by lower volatility. Compared to 4Q16, foreign exchange trading revenue decreased, reflecting lower volatility, partially offset by higher volumes.
Brokerage and other fees decreased from 1Q16, primarily due to lower electronic foreign exchange trading revenue as well as the absence of revenue associated with the WM Reuters business. Compared to 4Q16, brokerage and other fees were flat.
Securities finance revenue was flat from 1Q16. Compared to 4Q16, securities finance revenue decreased slightly, reflecting lower short-interest in equity markets in 1Q17.
Processing fees and other revenue on a GAAP-basis increased from 1Q16, primarily due to a $30 million pre-tax gain associated with the sale of BFDS/IFDS and favorable foreign exchange swap costs. Compared to 4Q16, processing fees and other revenue increased primarily due to higher tax-advantaged investment activity in 4Q16, the gain associated with the sale of BFDS/IFDS, and favorable foreign exchange swap costs.
Processing fees and other revenue on an operating-basis increased compared to 1Q16 and 4Q16, primarily due to the gain associated with the sale of BFDS/IFDS and favorable foreign exchange swap costs. See footnote (1) to the operating-basis (non-GAAP) revenue table above.
Net interest income on a GAAP-basis was relatively flat compared to 1Q16 and 4Q16. GAAP-basis net interest income does not include a taxable equivalent adjustment.
Net interest income on an operating-basis increased from 1Q16, primarily due to higher market interest rates in the U.S. and disciplined liability pricing, partially offset by lower interest earning assets and lower non-U.S. investment portfolio yields. Compared to 4Q16, net interest income increased primarily due to higher U.S. market interest rates and the impact of including discount accretion in operating-basis results in 1Q17, partially offset by a smaller, more efficient balance sheet(1). Net interest margin, calculated based on operating-basis net interest income, increased to 117 basis points in 1Q17 from 112 basis points in 1Q16 and 108 basis points in 4Q16.

(1) See footnote (2) to the operating-basis (non-GAAP) revenue table above

Expenses
The following tables provide the components of our GAAP-basis and operating-basis expenses for the periods noted:
GAAP-Basis Expenses

(Dollars in millions)	1Q17	4Q16	Increase (Decrease)	1Q16	Increase (Decrease)
Compensation and employee benefits	$1,166	$1,244	(6.3)%	$1,107	5.3%
Information systems and communications	287	278	3.2	272	5.5
Transaction processing services	197	199	(1.0)	200	(1.5)
Occupancy	110	109	0.9	113	(2.7)
Acquisition and restructuring costs(1)	29	43	(32.6)	104	(72.1)
Other	297	310	(4.2)	254	16.9
Total Expenses	$2,086	$2,183	(4.4)%	$2,050	1.8%
(1) The acquisition costs associated with the GEAM business acquired on July 1, 2016 were $12 million and $25 million in 1Q17 and 4Q16, respectively. The __restructuring costs associated with State Street Beacon were $16 million, $21 million, and $97 million in 1Q17, 4Q16, and 1Q16, respectively.

Operating-Basis (Non-GAAP) Expenses

(Dollars in millions)	1Q17	4Q16	Increase (Decrease)	1Q16	Increase (Decrease)
Compensation and employee benefits	$1,166	$1,246	(6.4)%	$1,104	5.6%
Information systems and communications	287	278	3.2	272	5.5
Transaction processing services	197	199	(1.0)	200	(1.5)
Occupancy	110	109	0.9	113	(2.7)
Other	297	311	(4.5)	254	16.9
Total Expenses	$2,057	$2,143	(4.0)%	$1,943	5.9%
The following highlights primary drivers of changes in our 1Q17 expenses for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.

Compensation and employee benefits expenses increased from 1Q16, primarily due to higher expenses associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes, higher costs related to the acquired GEAM business, the effects of annual merit increases, and higher costs to support new business, partially offset by State Street Beacon savings. Compensation and employee benefits expenses decreased from 4Q16, primarily due to higher 4Q16 expenses associated with the accelerated expense related to the amendment of certain deferred cash awards of $249 million and additional 1Q17 State Street Beacon savings, partially offset by an incremental $154 million in 1Q17 associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes as well as costs to support new business.
Information systems and communications expenses increased from 1Q16 and 4Q16. The increase from both periods primarily reflects investments supporting new business.
Transaction processing services expenses were down slightly compared to 1Q16 and 4Q16.

Occupancy expenses decreased compared to 1Q16, primarily due to rationalizing our real estate footprint in high cost locations. Compared to 4Q16, occupancy expenses were relatively flat.
Other expenses increased from 1Q16, primarily reflecting increased costs associated with the acquired GEAM sub-advisory fees, and higher regulatory fees and insurance expenses. Other expenses decreased from 4Q16, primarily due to lower professional service fees and securities processing costs, partially offset by higher regulatory fees and insurance expenses.

1Q17 GAAP-basis effective tax rate was 14.0% compared to 14.4% in 1Q16 and (72.3)% in
4Q16. 1Q17 included a $10 million tax benefit for share-based compensation, as well as benefits from the disposition of BFDS and a reduction in State tax expense. 4Q16 reflected a reduction in accrued tax expense on foreign earnings, incremental foreign tax credits and a foreign affiliate tax loss.
1Q17 operating-basis effective tax rate was 27.8% compared to 29.1% in 1Q16 and (1.5)%
in 4Q16. The 1Q17 effective tax rate reflects the $10 million tax benefit for share-based compensation, BFDS and State tax benefits as well as fewer alternative energy investments. The 4Q16 effective tax rate includes the reduction in accrued tax expense, incremental foreign tax credits, and affiliate tax loss.

Capital
The following table presents our regulatory capital ratios as of March 31, 2017 and December 31, 2016. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this News Release refer to State Street Corporation and not State Street Bank and Trust Company.

March 31, 2017(1)	Basel III Advanced Approaches(2)	Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	11.2%	11.5%	10.9%	11.1%
Tier 1 capital ratio	14.4	14.7	14.0	14.4
Total capital ratio	15.4	15.9	15.1	15.5
Tier 1 leverage ratio	6.8	6.8	6.7	6.7

December 31, 2016
Common equity tier 1 ratio	11.7%	11.6%	10.9%	10.9%
Tier 1 capital ratio	14.8	14.7	14.1	14.1
Total capital ratio	16.0	16.0	15.3	15.3
Tier 1 leverage ratio	6.5	6.5	6.2	6.2

	State Street		State Street Bank
As of March 31, 2017 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	$14,475	$14,176	$15,492	$15,206
Total assets for SLR	238,146	237,877	235,141	234,880
Supplementary Leverage Ratio	6.1%	6.0%	6.6%	6.5%

As of December 31, 2016 (Dollars in millions)
Tier 1 Capital	$14,717	$14,051	$15,805	$15,169
Total assets for SLR	251,033	250,559	247,409	246,955
Supplementary Leverage Ratio	5.9%	5.6%	6.4%	6.1%

(1) March 31, 2017 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and _related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as _“advanced systems.” Refer to the addendum included with this News Release for a description of the advanced approaches and a discussion of related risks.
(3) Estimated pro-forma fully phased-in ratios as of March 31, 2017 and December 31, 2016 (fully phased in as of January 1, 2019, as per Basel III phase-in _requirements for capital) reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this News _Release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
(4) Estimated pro-forma fully phased-in SLRs as of March 31, 2017 and December 31, 2016 (fully phased-in as of January 1, 2018, as per the phase-in requirements of _the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this News Release for reconciliations of _these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, April 26, 2017, at 9:30 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 91884508.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 91884508.
The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 1Q17, State Street expects to publish its updates during the period beginning today and ending on or about May 4, 2017.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $29.8 trillion in assets under custody and administration and $2.6 trillion* in assets under management as of March 31, 2017, State Street operates globally in more than 100 geographic markets and employs 34,817 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $33 billion as _of March 31, 2017), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.

Additional Information
In this News Release:

•	All earnings per share amounts (EPS) represent fully diluted earnings per common share.

•
Return on average common shareholders' equity (ROE) is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

•
New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of March 31, 2017. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.

Forward-Looking Statements
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 26, 2017.

Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest income, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the United States and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement or reevaluate changes to the regulatory framework applicable to our operations, including implementation or modification of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers

Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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we may not successfully implement our plans to have a credible resolution plan by July 2017, or that plan may not be considered to be sufficient by the Federal Reserve and the FDIC, due to a number of factors, including, but not limited to, challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the  complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

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adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s decision to exit from the European Union may continue to disrupt financial markets or economic growth in Europe or, similarly, financial markets may react sharply or abruptly to actions taken by the new administration in the United States;

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our ability to develop and execute State Street Beacon, our multi-year transformation program to digitize our business, deliver significant value and innovation for our clients and lower expenses across the organization, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations; the impact on our compliance and controls enhancement programs of the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant expected to be appointed under a potential settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, or payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes; or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our assets under custody and administration or our assets under management in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our fee revenue in the event a client re-balances or changes its investment approach or otherwise re-directs assets to lower- or higher-fee asset classes;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2016 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.